As filed with the Securities and Exchange Commission on October 30, 2014 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMBALL ELECTRONICS, INC.
(Exact name of registrant as specified in its Articles)

Indiana	35-2047713
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1600 Royal Street Jasper, Indiana (Address of Principal Executive Offices)	47549-1001 (Zip Code)
KIMBALL ELECTRONICS, INC. 2014 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)

John H. Kahle
Vice President, General Counsel and Secretary
Kimball Electronics, Inc.
1600 Royal Street, Jasper, Indiana 47549
(Name and address of agent for service)

(812) 482-1600
(Telephone number, including area code, of agent for service)

______________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐                                                                                       Accelerated filer  ☐
Non-accelerated filer  ☒ (Do not check if a smaller reporting company)           Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock (1)	4,500,000	$8.66	$38,970,000	$4,528

(1)
Covers 4,500,000 shares of common stock (the “Common Stock”) of Kimball Electronics, Inc. that may be offered or issued pursuant to Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan (the “2014 Incentive Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or issued under or in connection with the 2014 Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(h)(1) under the Securities Act, on the basis of the book value of the Common Stock as of June 30, 2014.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to participants of the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan (the “2014 Incentive Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not (except for the 2014 Incentive Plan attached as Exhibit 4.3 hereto), filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
All references to “we,” “us,” “our,” “the Registrant,” “the Company,” or “Kimball” in this Registration Statement mean Kimball Electronics, Inc., an Indiana corporation, and its wholly-owned subsidiaries.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The following documents filed by us with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
our Registration Statement on Form 10 (Commission File No. 001-36454) initially filed with the Commission on May 12, 2014, as amended (the “Form 10”), including the description of our common stock, no par value (the “Common Stock”), contained therein; and

(b)
our Current Reports on Form 8-K filed on October 7, 2014, October 10, 2014, and October 17, 2014 (as amended on October 23, 2014) except for any information that is deemed to have been “furnished” and not “filed” with the Commission.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any information deemed to have been furnished and not filed with the Commission.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Chapter 37 of the Indiana Business Corporation Law (“IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the corporation’s articles of incorporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. Under certain circumstances, a corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the corporation’s articles of incorporation, or bylaws or resolutions of the corporation’s board of directors or shareholders.
Our Amended and Restated Articles of Incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and other employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to us.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the Exhibit Index attached hereto.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on October 30, 2014.

KIMBALL ELECTRONICS, INC.

By:	/s/ DONALD D. CHARRON
Donald D. Charron
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Kahle and Michael K. Sergesketter, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on October 21, 2014 and in the capacities indicated.

Signature	Title	Date

/s/ DONALD D. CHARRON	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 21, 2014
Donald D. Charron

/s/ MICHAEL K. SERGESKETTER	Chief Financial Officer (Principal Financial Officer)	October 21, 2014
Michael K. Sergesketter

/s/ MARK D. HODELL	Corporate Controller (functioning as Principal Accounting Officer)	October 21, 2014
Mark D. Hodell

/s/ DOUGLAS A. HABIG	Director	October 21, 2014
Douglas A. Habig

/s/ JOHN H. KAHLE	Director	October 21, 2014
John H. Kahle

/s/ ROBERT F. SCHNEIDER	Director	October 21, 2014
Robert F. Schneider

/s/ GEOFFREY L. STRINGER	Director	October 21, 2014
Geoffrey L. Stringer

/s/ JAMES C. THYEN	Director	October 21, 2014
James C. Thyen

/s/ CHRISTINE M. VUJOVICH	Director	October 21, 2014
Christine M. Vujovich

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Amended and Restated Articles of Incorporation of Kimball Electronics, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/A filed on October 23, 2014 (File No. 001-36454))

4.2	Amended and Restated Bylaws of Kimball Electronics, Inc.
4.3	Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan
5.1	Opinion of Squire Patton Boggs (US) LLP
23.1	Consent of Squire Patton Boggs (US) LLP (included in exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this Registration Statement)